EXHIBIT 99

Beacon Roofing Supply Appoints Julian G. Francis

as President and CEO and to its Board of Directors

HERNDON, Va.--(BUSINESS WIRE)—July 3, 2019--Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”) announced today the appointment of Julian G. Francis as President and CEO and to its Board of Directors.  Mr. Francis is expected to assume his duties as President and CEO and join Beacon’s Board of Directors on or about September 1, 2019.

Mr. Francis has been the President of the Insulation Business at Owens Corning (NYSE: OC) since October 2014, leading Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the last three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom. He also earned his master’s degree in business administration at DePaul University. Mr. Francis will be relocating with his wife Michelle and three children to the Herndon, Va. area.

“We are enthusiastic to have Julian join Beacon as our President and CEO and a member of our Board of Directors," said Robert R. Buck, Beacon's Chairman. “Julian brings a unique blend of executive and operational experience, strong industry reputation and knowledge, and a strategic vision that set him apart from other candidates in our national search. His most recent major leadership role and outstanding performance at a public company as well regarded as Owens Corning positions him well to lead Beacon to even greater heights in growth and profitability. I am thrilled to welcome him to Beacon.”

Mr. Francis added: “I am extremely excited to become Beacon’s President and CEO and a member of its Board of Directors. I have closely observed Beacon’s exceptional growth in becoming the industry’s leading distributor, and I have admired Beacon’s reputation with customers and suppliers and for having hard working and dedicated employees. I join Beacon at a time of tremendous future growth opportunity. Beacon is the innovation leader in a growing industry and has the scale, resources and commitment to remain at the forefront, which is the pathway to greater profitability. I look forward to helping lead Beacon’s team as we drive to future success for our shareholders.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada.  Beacon serves an extensive base of over 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon also offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon Pro+, which allows customers to manage their businesses online. A Fortune 500 company, Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon and its brands, please visit www.becn.com.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

JNowicki@becn.com